Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER

AND FISCAL 2018 FINANCIAL RESULTS

MOUNT AIRY, N.C., October 18, 2018 – Insteel Industries, Inc. (NasdaqGS:IIIN) today announced financial results for its fourth quarter and fiscal year ended September 29, 2018.

Fourth Quarter 2018 Results

Net earnings for the fourth quarter of fiscal 2018 increased to $9.4 million, or $0.49 per share, from $3.8 million, or $0.20 per share, in the same period a year ago. Insteel’s fourth-quarter results for fiscal 2018 benefited from higher spreads between selling prices and raw material costs and a lower effective tax rate relative to the prior year quarter.

Net sales increased 25.3% to $121.4 million from $96.9 million in the prior year quarter driven by a 27.3% increase in average selling prices partially offset by a 1.6% decrease in shipments. The reduction in shipments was due to a combination of factors, including competitive pricing pressures, operational issues at certain locations, raw material availability and customer inventory rebalancing. On a sequential basis, average selling prices increased 11.3% from the third quarter of fiscal 2018 while shipments decreased 13.9%. Gross margin increased 390 basis points to 16.1% from 12.2% in the prior year quarter due to the higher spreads. Excluding a $0.4 million adjustment to reduce the estimated deferred tax gain that was recorded in the first quarter of fiscal 2018, Insteel’s effective tax rate decreased to 19.3% from 34.9% in the prior year quarter reflecting the reduction in the corporate tax rate under the Tax Cuts and Jobs Act.

Operating activities provided $4.1 million of cash in the fourth quarter of fiscal 2018 while using $1.2 million of cash in the prior year quarter primarily due to the increase in earnings. Net working capital used $9.8 million of cash compared to $8.4 million in the prior year quarter.

Fiscal 2018 Results

Net earnings for fiscal 2018 increased to $36.3 million, or $1.88 per diluted share, from $22.5 million, or $1.17 per diluted share in the prior year. Insteel’s results for fiscal 2018 benefited from a $3.3 million, or $0.17 per share gain on the remeasurement of deferred tax assets and liabilities related to the impact of the new tax law.

Net sales increased 16.5% to $453.2 million from $388.9 million in the prior year driven by an 11.5% increase in average selling prices and a 4.6% increase in shipments. Gross margin increased 20 basis points to 15.6% from 15.4% due to higher spreads, and, to a lesser extent, the increase in shipments and lower unit manufacturing costs on higher production volume. Excluding the deferred tax gain, Insteel’s effective tax rate decreased to 22.7% from 34.0% in the prior year.

Cash flow from operations in fiscal 2018 increased to $54.0 million from $20.8 million in the prior year primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $4.7 million of cash in fiscal 2018 while using $15.5 million in the prior year.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Capital Allocation and Liquidity

Capital expenditures for fiscal 2018 totaled $18.4 million largely related to further investments in engineered structural mesh (“ESM”) manufacturing capabilities, the purchase of the leased Houston facility and production technology upgrades. Capital outlays for fiscal 2019 are expected to total up to $22.0 million primarily focused on cost and productivity improvement initiatives in addition to recurring maintenance.

During fiscal 2018, Insteel returned $21.3 million of capital to shareholders through the payment of a special cash dividend of $1.00 per share in addition to regular quarterly cash dividends of $0.03 per share, marking the third consecutive year in which a special dividend of at least $1.00 per share has been paid. Insteel ended the year debt-free with $43.9 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we head into fiscal 2019, the outlook for our markets remains positive,” commented H.O. Woltz III, Insteel’s president and CEO. “The leading indicators and industry forecasts for nonresidential building construction are signaling modest growth in the coming year. We believe the infrastructure-related portion of our business will benefit from increased federal funding through the FAST Act and supplemental measures together with higher state and local spending supported by various initiatives in many of our markets. Residential construction is also expected to strengthen driven by favorable employment and demographic trends.

“Business conditions are becoming increasingly challenging, however, due to the Administration’s Section 232 imported steel tariff program, which has driven domestic prices for our primary raw material, hot-rolled steel wire rod, well above world market levels. Considering that no tariffs were placed on imports of downstream products such as welded wire reinforcement and PC strand, we expect a surge in low-priced import competition that results in market share erosion and margin compression for domestic producers. We are engaged with the Administration and Congress to arrive at a solution that addresses the unsustainable competitive environment that has developed in the wake of the tariff program. We have also intensified our focus on operational excellence across all of our commercial and manufacturing activities and will continue to pursue strategic investments that strengthen our market and cost leadership positions.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 30, 2017.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2017 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Net sales	$121,371	$96,886	$453,217	$388,871
Cost of sales	101,827	85,085	382,410	329,090
Gross profit	19,544	11,801	70,807	59,781
Selling, general and administrative expense	7,525	5,973	28,304	25,508
Restructuring charges, net	-	31	-	164
Other expense, net	121	3	274	53
Interest expense	40	33	114	136
Interest income	(236)	(73)	(515)	(248)
Earnings before income taxes	12,094	5,834	42,630	34,168
Income taxes	2,686	2,035	6,364	11,620
Net earnings	$9,408	$3,799	$36,266	$22,548

Net earnings per share:
Basic	$0.49	$0.20	$1.90	$1.19
Diluted	0.49	0.20	1.88	1.17

Weighted average shares outstanding:
Basic	19,154	19,034	19,079	19,011
Diluted	19,353	19,211	19,277	19,217

Cash dividends declared per share	$0.03	$0.03	$1.12	$1.37

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 29,	June 30,	September 30,
	2018	2018	2017
Assets
Current assets:
Cash and cash equivalents	$43,941	$45,232	$32,105
Accounts receivable, net	51,484	55,832	40,284
Inventories	94,157	54,751	81,853
Other current assets	5,895	5,075	5,949
Total current assets	195,477	160,890	160,191
Property, plant and equipment, net	106,148	102,789	98,670
Intangibles, net	9,703	9,976	7,913
Goodwill	8,293	8,293	6,965
Other assets	9,913	9,778	9,334
Total assets	$329,534	$291,726	$283,073

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$60,059	$34,420	$33,651
Accrued expenses	11,929	10,017	8,667
Total current liabilities	71,988	44,437	42,318
Other liabilities	15,881	16,602	17,379
Shareholders' equity:
Common stock	19,223	19,085	19,041
Additional paid-in capital	72,852	70,982	69,817
Retained earnings	151,084	141,953	135,851
Accumulated other comprehensive loss	(1,494)	(1,333)	(1,333)
Total shareholders' equity	241,665	230,687	223,376
Total liabilities and shareholders' equity	$329,534	$291,726	$283,073

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net earnings	$9,408	$3,799	$36,266	$22,548
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,240	3,073	12,818	11,649
Amortization of capitalized financing costs	17	17	65	65
Stock-based compensation expense	837	902	2,078	2,245
Deferred income taxes	(486)	(202)	(2,807)	2,503
Loss on sale and disposition of property, plant and equipment	111	15	381	64
Increase in cash surrender value of life insurance policies over premiums paid	(125)	(244)	(553)	(812)
Net changes in assets and liabilities:
Accounts receivable, net	4,348	2,023	(11,200)	7,105
Inventories	(39,406)	1,829	(12,304)	(10,667)
Accounts payable and accrued expenses	25,223	(12,220)	28,234	(11,930)
Other changes	967	(191)	991	(1,930)
Total adjustments	(5,274)	(4,998)	17,703	(1,708)
Net cash provided by (used for) operating activities	4,134	(1,199)	53,969	20,840

Cash Flows From Investing Activities:
Capital expenditures	(5,968)	(3,720)	(18,449)	(20,575)
Acquisition of business	-	-	(3,300)	-
Proceeds from surrender of life insurance policies	13	-	165	100
Increase in cash surrender value of life insurance policies	(64)	(75)	(355)	(405)
Net cash used for investing activities	(6,019)	(3,795)	(21,939)	(20,880)

Cash Flows From Financing Activities:
Proceeds from long-term debt	82	82	372	404
Principal payments on long-term debt	(82)	(82)	(372)	(404)
Cash dividends paid	(577)	(571)	(21,333)	(26,011)
Cash received from exercise of stock options	1,839	-	2,081	107
Payment of employee tax withholdings related to net share transactions	(668)	(178)	(942)	(824)
Net cash provided by (used for) financing activities	594	(749)	(20,194)	(26,728)

Net increase (decrease) in cash and cash equivalents	(1,291)	(5,743)	11,836	(26,768)
Cash and cash equivalents at beginning of period	45,232	37,848	32,105	58,873
Cash and cash equivalents at end of period	$43,941	$32,105	$43,941	$32,105

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$4,224	$2,504	$7,777	$9,300
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	967	465	967	465
Restricted stock units and stock options surrendered for withholding taxes payable	668	178	942	824

IIIN – E

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